Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into by and between Edward O’Donnell (“Employee” or “You”), on the one hand, and AudioEye, Inc., a Delaware corporation, on the other (the “Company” or “Employer”).  Employee and the Company are sometimes each referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS:

1.                                      Employee and the Company are parties an Employment Agreement dated as of August 7, 2013 (the “Employment Agreement”).

2.                                      Employee has voluntarily resigned from his employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties agree as follows.

1.                                      You have voluntarily resigned from your employment with the Company and the Company accepts Your resignation.  Effective as of March 29, 2015 (the “Separation Date”), your employment with the Company, including your position as Chief Financial Officer, and any and all other offices you have held with the Company or any of its affiliates, is terminated.  Except for Paragraphs 8, 12, 13, and 14 of the Employment Agreement, which shall remain in effect, as of the Separation Date, the Employment Agreement is terminated and has no further force or effect.

2.                                      Nothing in this Agreement is or shall be construed as an admission of liability.

3.                                      Employee Acknowledgments.

(a)                                 You have been advised by the Company to consult with the attorney of your choice before signing this Agreement and have had the opportunity to do so.

(b)                                 You have been given the opportunity to consider this Agreement for a period of at least twenty-one (21) days, though you are not required to take such period of time.

(c)                                  You would not be entitled to receive the consideration offered to You herein but for your signing this Agreement.

(d)                                 You may revoke this Agreement within seven (7) days after the date You sign it by providing written notice of the revocation to the Chief Executive Officer of the Company no later than the seventh day after You sign it.  It is understood and agreed that any notice of revocation received by the Chief Executive Officer of the Company after the expiration of this seven (7) day period shall be null and void.

4.                                      This Agreement shall not become effective or enforceable and the consideration referred to below will not be paid until the seven (7) day revocation period described above has expired.  Therefore, the “Effective Date” of this Agreement is the first day after the date the seven (7) day revocation period has expired.

5.                                      Employee represents that he has consulted or has had sufficient opportunity to discuss with any person, including the attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of the Company or its representatives.

6.                                      Provided that Employee does not revoke this Agreement as provided above, and complies with his obligations hereunder, the Company agrees as follows:

(a)                                 The Compensation Committee, pursuant to Paragraph 8 of the Employment Agreement, has made a determination that, as a result of the Company’s restatement relating to non-cash recognition, the Company is entitled to a Clawback of the following non-base salary benefits provided to Employee: i) Warrant to Purchase Common Stock issued on September 30, 2013 (the “Warrant”); ii) the 150,000 Incentive Stock Options granted under the 2012 Incentive Compensation Plan issued July 29, 2013 (the “2013 Options”); and iii) the 330,000 Incentive Stock Options granted under the 2014 Incentive Compensation Plan issued March 24, 2014 (the “2014 Options”)(“Clawback Rights”).  As set forth in Paragraph 8 of the Employment Agreement:  “All determinations by the Compensation Committee (or the Board, if there is no Compensation Committee) with respect to the Clawback Rights shall be final and binding on the Company and Executive.”  Notwithstanding the foregoing, the Company agrees, voluntarily and as additional consideration for this Agreement, to allow Employee to keep the Warrant, one-half of the 2013 Options (75,000), and one-half of the 2014 Options (165,000)  against the full Clawback Rights amount, which options shall be deemed vested as of the Effective Date. Except as set forth in this Section 6(a), as to the vested options, the terms of the options shall be as set forth in the options agreements (together, the “Option Agreements”) pursuant to which the 2013 Options and the 2014 Options were granted; provided, however, that You and the Company hereby amend the Option Agreements so that notwithstanding Section 6(a)(i) of the Option Agreements, any unexercised 2013 Options shall remain exercisable until July 29, 2018 and any unexercised 2014 Options shall remain exercisable until March 24, 2019.

(b)                                 The Company will cooperate with Employee and take such steps as are reasonably necessary to facilitate the Employee being able to obtain, at his sole expense, medical benefits under The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for 18 months from the Effective Date; provided, however, that notwithstanding the foregoing, the Company will pay on Employee’s behalf payments for such medical benefits for the period of 6 months from the Effective Date; provided, further, that nothing set forth within this Agreement shall be construed as obligating the Company to maintain and/or continue in force any benefit plan.

(c)                                  Following the Effective Date, You will be entitled to collect from the Company and retain the Apple laptop computer from your office currently owned by the Company (excluding any peripherals such as the Apple monitor, keyboard and mouse).

7.                                      Employee further agrees as follows:

(a)                                 Except for the obligations of this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its parent companies, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, alter egos and all persons acting by, through, under or in concert with any of them (collectively “Company Releases”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claim” or “Claims”) which Employee now has, owns, holds, or which Employee at any time heretofore had, owned, or held, or claims to have had, against any of the Company Releasees, including, but not limited to: (a) all Claims under the Age Discrimination in

Employment Act of 1967, as amended; (b) all Claims under Title VII of the Civil Rights Act of 1964, as amended; (c) all Claims under the Employee Retirement Income Security Act of 1974, as amended; (d) all Claims arising under the Americans With Disabilities Act of 1990, as amended; (e) all Claims arising under the Family and Medical Leave Act of 1993, as amended; (f) all Claims related to Employee’s employment with the Company; (g) all Claims of unlawful discrimination based on age, sex, race, religion, national origin, handicap, disability, equal pay, sexual orientation or otherwise; (h) all Claims of wrongful discharge, breach of an implied or express employment contract, negligent or intentional infliction of emotional distress, libel, defamation, breach of privacy, fraud, breach of any implied covenant of good faith and fair dealing and any other federal, state, or local common law or statutory claims, whether in tort or in contract; (i) all Claims related to unpaid wages, salary, overtime compensation, bonuses, stock, stock options, warrants, vacation pay, expenses or other compensation or benefits arising out of Employee’s employment with the Company; (j) all claims arising under any federal, state or local regulation, law, code or statute; (k) all claims of discrimination arising under any state or local law or ordinance; (l) all claims relating to any agreement, arrangement or understanding that Employee has, or may have, with the Company, including, without limitation, the Employment Agreement; (m) all Claims arising from Your employment or other affiliations with the Company, termination thereof, and all discussions and negotiations leading up to this Agreement; and (n) any claim by Employee of entitlement to any severance payment under the Employment Agreement.

(b)                                 Employee further represents that he has not assigned or purported to assign any Claims released in this Agreement.

(c)                                  Employee Releases (as defined below) further promise and agree that they will not at any time disparage the Company Releases, or any of the Company Releases’ products, operations, policies, decisions, advertising or marketing programs, if the effect of such disparagement reasonably could be anticipated to cause material harm to the Company’s reputation, business interests or to the morale among the Company’s work force, or the reputation of any Company Releases.  Additionally, Employee will, unless required by law not to, refer all inquiries that he receives (whether written or oral) regarding the business or operations of the Company to the CEO (or his designee).

(d)                                 As of the Separation Date, the Company paid the Employee two months of base pay (two-twelfths of $165,000), together with all accrued wages, vacation, expense reimbursements, and other compensation to which he is entitled.  Employee expressly represents and warrants that he is not entitled to any wages, vacation, expense reimbursements, or other form of compensation other than that amount.

(e)                                  Employee will cooperate with the Company and make himself reasonably available to answer questions and provide information to Company and its personnel with respect to Company’s financial statement preparation, accounting methodology and related matters from Employee’s tenure with the Company.

8.                                      The Company agrees as follows:

(a)                                 Except for the obligations under this Agreement, the Company, on its own behalf and on behalf of each of its parent companies, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under or in concert with any of them, hereby irrevocably and unconditionally releases, acquits and forever discharges Employee and his heirs, representatives, successors and assigns and all persons acting by, through, under or in concert with any of them (collectively, the “Employee Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, cost, losses, debts and expenses (including attorney’s fees and cost actually incurred) of any nature whatsoever, which Company now has, owns, holds, or which Company at any time heretofore had, owned, or held or claims to have had against Employee.

(b)                                 The Company has not assigned or purported to assign any Claims released by this Agreement.

(c)                                  The Company Releasees further promise and agree that they will not at any time disparage Employee Releasees, if the effect of such disparagement reasonably could be anticipated to cause material harm to Employee Releasees’s reputation.

9.                                      Employee acknowledges his ongoing obligations of confidentiality, non-competition, non-solicitation, and return of all Company property, including confidential documents, as set forth in Paragraphs 12, 13, and 14 of the Employment Agreement.

10.                               No waiver or default of any term of this Agreement shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

11.                               This Agreement shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, trustees, successors and assigns, and shall inure to the benefit of Company Releasees and each of them, and to their heirs, administrators, representatives, executors, trustees, successors, and assigns.

12.                               The Parties will promptly execute any and all documents that are necessary and appropriate to effectuate the terms of this Agreement.

13.                               The contents of this Agreement, including its terms, any monetary consideration paid therein, and the parties thereto, shall not be disclosed, released or communicated to any person (except their attorneys, spouses, and tax consultants), including natural persons, corporations, partnerships, limited partnerships, joint ventures, sole proprietorships or other business entities, except for the purpose of enforcing this Agreement or any provision therein or pursuant to a lawful subpoena or except as otherwise required by applicable law, including, without limitation, Federal securities laws.  Each Party agrees to give reasonable notice to the other in the event disclosure of this Agreement is sought by subpoena or otherwise.

14.                               This Agreement is entered into and shall be interpreted, enforced and governed by, and construed in accordance with, the law of the State of Delaware without regard to principles of conflicts of laws. Any action or proceeding to enforce or arising out of this Agreement shall be brought in the State Courts of Delaware.  In any proceeding to enforce or arising out of this Agreement, the prevailing Party shall be entitled to costs and reasonable attorneys’ fees.

15.                               This Agreement contains the sole, complete, and entire agreement and understanding of the Parties concerning the subject matters of the Agreement, and as to such matters: (a) no other agreements, written, oral, or otherwise, shall be deemed to exist or to bind any of the Parties — except Paragraphs 8, 12, 13, 14 of the Employment Agreement; (b) no representative, attorney, or agent of any Party had or has any authority to make any representation or promise, whether oral or in writing, not contained in this Agreement; (c) each of the Parties acknowledges that they have not executed this Agreement in reliance upon any representation or promise, whether oral or in writing, not contained in this Agreement; and (d) this Agreement may not be amended, canceled, revoked, or modified, except by written agreement executed by all of the Parties.

16.                               The Parties agree that the Agreement may be executed in multiple originals.  Further, facsimile or pdf email signatures shall be deemed as originals.

EXECUTED as of the Separation Date.

Edward O’Donnell

AUDIOEYE, INC.

By:
	Name:	Nathaniel T. Bradley
	Title:	Chief Executive Officer